Exhibit 99.1
News
KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS: ANALYSTS	MEDIA
Vernon L. Patterson	William C. Murschel
216.689.0520	216.471.2885
Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEYCORP REPORTS FIRST QUARTER 2011
NET INCOME OF $184 MILLION
•	Net income from continuing operations of $184 million, or $.21 per common share, for the first quarter of 2011
•	Net interest margin at 3.25% for the first quarter of 2011
•	Nonperforming loans declined $183 million to 1.82% of period-end loans
•	Nonperforming assets declined $249 million
•	Loan loss reserve at 2.83% of total period-end loans
•	Net charge-offs declined to $193 million, or 1.59% of average loan balances, for the first quarter of 2011
•	Repurchased $2.5 billion of preferred stock related to participation in TARP
•	Tier 1 common equity and Tier 1 risk-based capital ratios estimated at 10.70% and 13.44%, respectively, at March 31, 2011
     CLEVELAND, April 18, 2011 — KeyCorp (NYSE: KEY) today announced first quarter net income from continuing operations attributable to Key common shareholders of $184 million, or $.21 per common share. These results were after the accelerated amortization of the discount on the repurchased preferred shares from the U.S. Treasury (“deemed dividend”) of $49 million, or $.06 per diluted common share, during the first quarter. Key’s first quarter 2011 results compare to a net loss from continuing operations attributable to Key common shareholders of $98 million, or $.11 per common share, for the first quarter of 2010. The first quarter 2011 results reflect an improvement in noninterest expense and lower credit costs from the same period one-year ago. First quarter 2011 net income attributable to Key common shareholders was $173 million compared to a net loss attributable to Key common shareholders of $96 million for the same quarter one year ago.
     During the first quarter of 2011, the Company continued to benefit from improved asset quality in both Key Community Bank and Key Corporate Bank. Nonperforming assets declined $1.3 billion, and nonperforming loans decreased by $1.2 billion from the year-ago

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

quarter to $1.1 billion and $885 million, respectively. Net charge-offs declined $329 million from the first quarter of 2010 to $193 million, or 1.59%, of average loan balances for the first quarter of 2011.
     “Our first quarter results demonstrate continued improvement in asset quality and disciplined expense control, and underscore our successful emergence from the recession,” said Chairman and Chief Executive Officer Henry L. Meyer III. “Coupled with our successful capital actions during the quarter and TARP repayment, Key emerges in an excellent position to compete and grow under the leadership of CEO-elect Beth Mooney and her team.”
     Meyer added: “Our aggressive actions to exit riskier lending categories, which began over four years ago, have led to significant credit quality improvement again this quarter, placing our credit statistics at or near the top of our peer group. In addition, our concerted efforts to improve Key’s efficiency and effectiveness under Keyvolution have resulted in approximately $317 million in annualized cost savings through the first quarter of 2011.”
     “Key is well positioned for a range of opportunities based on our strong capital, balance sheet and liquidity,” said Mooney, who will become KeyCorp Chairman and CEO effective May 1. “We expect to continue to see decreasing levels of net charge-offs and nonperforming assets during 2011. Strong capital provides us the flexibility to make investments in our relationship businesses, look for opportunities to build market share in target markets, and meet our clients’ needs for credit and financial services as demand increases with an improving economy.”
     The Company expects to build 40 new branches in 2011, having opened eight new branches in the first quarter of 2011 and 77 others in the prior two calendar years. The Company continues its multi-year branch building and renovation project which has resulted in approximately one-third of Key’s 1,040 branches in its 14 state-branch network either being newly constructed or remodeled over the past four years. In addition, Key originated approximately $6.9 billion in new or renewed lending commitments to consumers and businesses during the first quarter, which is up from $5.3 billion from the same period one year ago.
     At March 31, 2011, Key’s estimated Tier 1 common equity and Tier 1 risk-based capital ratios were 10.70% and 13.44%, compared to 9.34% and 15.16%, respectively, at December 31, 2010. During the first quarter of 2011, Key completed the repurchase of the $2.5 billion of Fixed-Rate Perpetual Preferred Stock, Series B issued to the U.S. Treasury Department as a result of Key’s participation in the U.S. Treasury’s Capital Purchase Program of the Troubled Asset Relief Program (“TARP”). The transaction followed Key’s successful completion of a $625 million common equity offering and a $1 billion debt offering. The Board of Directors is expected to consider a dividend increase in the second quarter.
     As a result of the repurchase of the U.S. Treasury’s preferred stock investment in Key, the Company recorded a $49 million one-time deemed dividend related to the remaining difference between the repurchase price and the carrying value of the preferred shares at the time of repurchase. Beginning with the second quarter of 2011, the repurchase will result in the elimination of $31 million in dividends and $4 million of discount amortization, or $140 million on an annual basis, related to these preferred shares. The only remaining item related to TARP is the potential repurchase of the warrant granted to the U.S. Treasury for the purchase of 35,244,361 shares of Key common stock at a purchase price of $10.64 per share (the “Warrant”). Key has notified the U.S. Treasury of its intent to repurchase the Warrant.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

     The following table shows Key’s continuing and discontinued operating results for the three-month periods ended March 31, 2011, December 31, 2010 and March 31, 2010.
Results of Operations

	Three months ended
in millions, except per share amounts	3-31-11	12-31-10	3-31-10

Summary of operations

Income (loss) from continuing operations attributable to Key	$274	$333	$(57)
Income (loss) from discontinued operations, net of taxes (a)	(11)	(13)	2

Net income (loss) attributable to Key	$263	$320	$(55)

Income (loss) from continuing operations attributable to Key	$274	$333	$(57)
Less: Dividends on Series A Preferred Stock	6	6	6
Cash dividends on Series B Preferred Stock	31	31	31
Amortization of discount on Series B Preferred Stock (b)	53	4	4

Income (loss) from continuing operations attributable to Key common shareholders	184	292	(98)
Income (loss) from discontinued operations, net of taxes (a)	(11)	(13)	2

Net income (loss) attributable to Key common shareholders	$173	$279	$(96)

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.33	$(.11)
Income (loss) from discontinued operations, net of taxes (a)	(.01)	(.02)	—

Net income (loss) attributable to Key common shareholders (c)	$.19	$.32	$(.11)

(a)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations. The loss from discontinued operations for the three-month period ended March 31, 2011, was primarily attributable to fair value adjustments related to the education lending securitization trusts.

(b)	3-31-11 includes a $49 million deemed dividend.

(c)	Earnings per share may not foot due to rounding.
SUMMARY OF CONTINUING OPERATIONS
     Taxable-equivalent net interest income was $604 million for the first quarter of 2011, and the net interest margin was 3.25%. These results compare to taxable-equivalent net interest income of $632 million and a net interest margin of 3.19% for the first quarter of 2010. The increase in the net interest margin primarily reflects the Company’s efforts to lower funding costs by reducing the level of higher costing certificates of deposit and growing lower costing transaction accounts. This benefit to the net interest margin was offset by a lower level of average earning assets and a change in asset mix as loans paid down.
     Compared to the fourth quarter of 2010, taxable-equivalent net interest income decreased by $31 million, and the net interest margin declined six basis points. The decline in the net interest margin and net interest income reflects the combined effect of hedge maturities and the change in the mix and lower levels of earning assets as average loan balances declined.
     Key’s noninterest income was $457 million for the first quarter of 2011, compared to $450 million for the year-ago quarter. Investment banking and capital markets income increased $34 million compared to the same period one-year ago. A $10 million increase in investment banking income and a reduction in the customer derivative reserve in the first quarter of 2011 compared to an increase in this reserve one year ago contributed to this improvement. In addition, letter of credit and loan fees and net gains (losses) from loan sales both increased $15 million from the first quarter of 2010. These increases were partially offset by declines in other income of $22 million and operating lease income of $12 million. Also, service charges on deposit accounts decreased $8 million compared to the same period one-year

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

ago as a result of the changes associated with implementing Regulation E in the third quarter of 2010.
     The major components of Key’s noninterest income for the past five quarters are shown in the following table.
Noninterest Income — Major Components

in millions	1Q11	4Q10	3Q10	2Q10	1Q10

Trust and investment services income	$110	$108	$110	$112	$114
Service charges on deposit accounts	68	70	75	80	76
Operating lease income	35	42	41	43	47
Letter of credit and loan fees	55	51	61	42	40
Corporate-owned life insurance income	27	42	39	28	28
Electronic banking fees	30	31	30	29	27
Insurance income	15	12	15	19	18
Net gains (losses) from loan sales	19	29	18	25	4
Net gains (losses) from principal investing	35	(6)	18	17	37
Investment banking and capital markets income (loss)	43	63	42	31	9

     Compared to the fourth quarter of 2010, noninterest income decreased by $69 million. The decline was a result of lower investment banking and capital markets income of $20 million, corporate-owned life insurance income of $15 million, net securities gains (losses) of $13 million, and net gains (losses) from loan sales of $10 million. In addition, the Company realized a gain of $28 million from the sale of Tuition Management Systems in the fourth quarter of 2010. These decreases were partially offset by an increase of $41 million in net gains (losses) from principal investing (including results attributable to noncontrolling interests).
     Key’s noninterest expense was $701 million for the first quarter of 2011, compared to $785 million for the same period last year. Contributing to the decrease in noninterest expense were declines of $22 million in other real estate owned (“OREO”) expense, $11 million in operating lease expense, and $8 million in FDIC deposit insurance premiums. Key also experienced a decline of $43 million in various miscellaneous expenses.
     Compared to the fourth quarter of 2010, noninterest expense decreased by $43 million. Decreases in noninterest expense included $18 million in business services and professional fees, $12 million in marketing costs, and $35 million in various miscellaneous expenses. These decreases were partially offset by Key’s provision (credit) for losses on lending-related commitments which declined from a credit of $26 million in the fourth quarter of 2010 to a credit of $4 million in the current quarter.
ASSET QUALITY
     Key’s provision for loan and lease losses was a credit of $40 million for the first quarter of 2011, compared to a charge of $413 million for the year-ago quarter and a credit of $97 million for the fourth quarter of 2010. Key’s allowance for loan and lease losses was $1.4 billion, or 2.83% of total period-end loans, at March 31, 2011, compared to 3.20% at December 31, 2010, and 4.34% at March 31, 2010.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.
Selected Asset Quality Statistics from Continuing Operations

dollars in millions	1Q11	4Q10	3Q10	2Q10	1Q10

Net loan charge-offs	$193	$256	$357	$435	$522
Net loan charge-offs to average loans	1.59%	2.00%	2.69%	3.18%	3.67%
Allowance for loan and lease losses	$1,372	$1,604	$1,957	$2,219	$2,425
Allowance for credit losses (a)	1,441	1,677	2,056	2,328	2,544
Allowance for loan and lease losses to period-end loans	2.83%	3.20%	3.81%	4.16%	4.34%
Allowance for credit losses to period-end loans	2.97	3.35	4.00	4.36	4.55
Allowance for loan and lease losses to nonperforming loans	155.03	150.19	142.64	130.30	117.43
Allowance for credit losses to nonperforming loans	162.82	157.02	149.85	136.70	123.20
Nonperforming loans at period end	$885	$1,068	$1,372	$1,703	$2,065
Nonperforming assets at period end	1,089	1,338	1,801	2,086	2,428
Nonperforming loans to period-end portfolio loans	1.82%	2.13%	2.67%	3.19%	3.69%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	2.23	2.66	3.48	3.88	4.31

(a)	Includes the allowance for loan losses plus the liability for credit losses on lending-related commitments.
     Net loan charge-offs for the quarter totaled $193 million, or 1.59%, of average loans. These results compare to $522 million, or 3.67%, for the same period last year and $256 million, or 2.00%, for the previous quarter. Net loan charge-offs have declined for the last five consecutive quarters.
     Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the following table.
Net Loan Charge-offs from Continuing Operations

dollars in millions	1Q11	4Q10	3Q10	2Q10	1Q10

Commercial, financial and agricultural	$32	$80	$136	$136	$126
Real estate — commercial mortgage	43	52	46	126	106
Real estate — construction	30	28	76	75	157
Commercial lease financing	11	12	16	14	21

Total commercial loans	116	172	274	351	410
Home equity — Key Community Bank	24	26	35	25	30
Home equity — Other	14	13	13	16	17
Marine	19	17	12	19	38
Other	20	28	23	24	27

Total consumer loans	77	84	83	84	112

Total net loan charge-offs	$193	$256	$357	$435	$522

Net loan charge-offs to average loans from continuing operations	1.59%	2.00%	2.69%	3.18%	3.67%

Net loan charge-offs from discontinued operations — education lending business	$35	$32	$22	$31	$36

     Compared to the fourth quarter of 2010, net loan charge-offs in the commercial loan portfolio decreased by $56 million. The decrease was primarily attributable to a decline in the commercial, financial and agricultural and the real estate — commercial mortgage loan portfolios. As shown in the table on page 6, Key’s exit loan portfolio accounted for $41 million, or 21.24%, of Key’s total net loan charge-offs for the first quarter of 2011. Net charge-offs in the exit loan portfolio decreased by $40 million from the fourth quarter of 2010, primarily driven by an improvement in the commercial loan portfolio.
     At March 31, 2011, Key’s nonperforming loans totaled $885 million and represented 1.82% of period-end portfolio loans, compared to 2.13% at December 31, 2010, and 3.69% at March 31, 2010. Nonperforming assets at March 31, 2011, totaled $1.1 billion and represented 2.23% of portfolio loans and OREO and other nonperforming assets, compared to 2.66% at

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

December 31, 2010, and 4.31% at March 31, 2010. The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.
Nonperforming Assets from Continuing Operations

dollars in millions	1Q11	4Q10	3Q10	2Q10	1Q10

Commercial, financial and agricultural	$221	$242	$335	$489	$558
Real estate — commercial mortgage	245	255	362	404	579
Real estate — construction	146	241	333	473	607
Commercial lease financing	42	64	84	83	99
Total consumer loans	231	266	258	254	222

Total nonperforming loans	885	1,068	1,372	1,703	2,065
Nonperforming loans held for sale	86	106	230	221	195
OREO and other nonperforming assets	118	164	199	162	168

Total nonperforming assets	$1,089	$1,338	$1,801	$2,086	$2,428

Restructured loans — accruing and nonaccruing (a)	$242	$297	$360	$343	$323
Restructured loans included in nonperforming loans (a)	136	202	228	213	226
Nonperforming assets from discontinued operations — education lending business	22	40	38	40	43
Nonperforming loans to period-end portfolio loans	1.82%	2.13%	2.67%	3.19%	3.69%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	2.23	2.66	3.48	3.88	4.31

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.
     Nonperforming assets continued to decrease during the first quarter of 2011, representing the sixth consecutive quarterly decline. Each of the categories within nonperforming assets experienced reductions in the first quarter. As shown in the following table, Key’s exit loan portfolio accounted for $145 million, or 13.31%, of Key’s total nonperforming assets at March 31, 2011, compared to $210 million, or 15.70%, at December 31, 2010.
     The following table shows the composition of Key’s exit loan portfolio at March 31, 2011, and December 31, 2010, the net charge-offs recorded on this portfolio for the first quarter of 2011 and fourth quarter of 2010, and the nonperforming status of these loans at March 31, 2011, and December 31, 2010.
Exit Loan Portfolio from Continuing Operations

	Balance		Change	Net Loan		Balance on
	Outstanding		3-31-11 vs.	Charge-offs		Nonperforming Status
in millions	3-31-11	12-31-10	12-31-10	1Q11	4Q10	3-31-11	12-31-10

Residential properties — homebuilder	$87	$113	$(26)	$2	$16	$44	$66
Marine and RV floor plan	150	166	(16)	3	12	35	37
Commercial lease financing (a)	1,922	2,047	(125)	2	20	21	46

Total commercial loans	2,159	2,326	(167)	7	48	100	149
Home equity — Other	627	666	(39)	14	13	13	18
Marine	2,112	2,234	(122)	19	17	31	42
RV and other consumer	150	162	(12)	1	3	1	1

Total consumer loans	2,889	3,062	(173)	34	33	45	61

Total exit loans in loan portfolio	$5,048	$5,388	$(340)	$41	$81	$145	$210

Discontinued operations — education lending business (not included in exit loans above) (b)	$6,318	$6,466	$(148)	$35	$32	$22	$39

(a)	Includes the business aviation, commercial vehicle, office products, construction and industrial leases, and Canadian lease financing portfolios; and all remaining balances related to lease in, lease out; sale in, sale out; service contract leases; and qualified technological equipment leases.

(b)	Includes loans in Key’s consolidated education loan securitization trusts.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

CAPITAL
     Key’s estimated risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2011.
Capital Ratios

	3-31-11	12-31-10	9-30-10	6-30-10	3-31-10

Tier 1 common equity (a), (b)	10.70%	9.34%	8.61%	8.07%	7.51%
Tier 1 risk-based capital (a)	13.44	15.16	14.30	13.62	12.92
Total risk-based capital (a)	17.35	19.12	18.22	17.80	17.07
Tangible common equity to tangible assets (b)	9.16	8.19	8.00	7.65	7.37

(a)	3-31-11 ratio is estimated.

(b)	The table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.
     As shown in the preceding table, at March 31, 2011, Key’s estimated Tier 1 common equity ratio stood at 10.70%, placing it in the top quartile of its peer group for this ratio. In addition, Key’s estimated Tier 1 risk-based capital ratio stood at 13.44%, and its tangible common equity ratio was 9.16% at March 31, 2011. Since March 31, 2010, Key’s Tier 1 common equity ratio has increased 319 basis points as a result of four consecutive quarters of profitability, a lower level of risk-weighted assets, and the March 2011 $625 million common equity raise.
     The changes in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	1Q11	4Q10	3Q10	2Q10	1Q10

Shares outstanding at beginning of period	880,608	880,328	880,515	879,052	878,535
Common shares issued	70,621	—	—	—	—
Shares reissued (returned) under employee benefit plans	2,697	280	(187)	1,463	517

Shares outstanding at end of period	953,926	880,608	880,328	880,515	879,052

     During the first quarter of 2011, Key completed the repurchase of the $2.5 billion of Fixed-Rate Perpetual Preferred Stock, Series B issued to the U.S. Treasury Department as a result of Key’s participation in the U.S. Treasury’s Capital Purchase Program. The transaction followed Key’s successful completion of a $625 million common equity offering and a $1 billion debt offering. The proceeds from the equity and debt offerings, along with other available funds, were used to repurchase the preferred shares.
LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business segment to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. The specific lines of business that comprise each of the major business segments are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business segment and its respective lines of business, see the tables at the end of this release.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Major Business Segments

				Percent change 1Q11 vs.
dollars in millions	1Q11	4Q10	1Q10	4Q10	1Q10

Revenue from continuing operations (TE)
Key Community Bank	$565	$597	$594	(5.4)%	(4.9)%
Key Corporate Bank	403	434	372	(7.1)	8.3
Other Segments	96	112	104	(14.3)	(7.7)

Total Segments	1,064	1,143	1,070	(6.9)	(.6)
Reconciling Items	(3)	18	12	(116.7)	(125.0)

Total	$1,061	$1,161	$1,082	(8.6)%	(1.9)%

Income (loss) from continuing operations attributable to Key
Key Community Bank	$81	$58	$13	39.7%	523.1%
Key Corporate Bank	125	289	(36)	(56.7)	N/M
Other Segments	58	3	(49)	N/M	N/M

Total Segments	264	350	(72)	(24.6)	N/M
Reconciling Items	10	(17)	15	N/M	(33.3)%

Total	$274	$333	$(57)	(17.7)%	N/M

TE = Taxable Equivalent, N/M = Not Meaningful
Key Community Bank

				Percent change 1Q11 vs.
dollars in millions	1Q11	4Q10	1Q10	4Q10	1Q10

Summary of operations
Net interest income (TE)	$378	$394	$412	(4.1)%	(8.3)%
Noninterest income	187	203	182	(7.9)	2.7

Total revenue (TE)	565	597	594	(5.4)	(4.9)
Provision (credit) for loan and lease losses	11	74	142	(85.1)	(92.3)
Noninterest expense	445	456	451	(2.4)	(1.3)

Income (loss) before income taxes (TE)	109	67	1	62.7	N/M
Allocated income taxes and TE adjustments	28	9	(12)	211.1	N/M

Net income (loss) attributable to Key	$81	$58	$13	39.7%	523.1%

Average balances
Loans and leases	$26,312	$26,436	$27,769	(.5)%	(5.2)%
Total assets	29,739	29,830	30,886	(.3)	(3.7)
Deposits	48,108	48,124	51,444	—	(6.5)

Assets under management at period end	$20,057	$18,788	$18,248	6.8%	9.9%

TE = Taxable Equivalent, N/M = Not Meaningful

Additional Key Community Bank Data				Percent change 1Q11 vs.
dollars in millions	1Q11	4Q10	1Q10	4Q10	1Q10

Average deposits outstanding
NOW and money market deposit accounts	$21,482	$20,513	$18,651	4.7%	15.2%
Savings deposits	1,901	1,863	1,814	2.0	4.8
Certificates of deposit ($100,000 or more)	4,513	4,885	7,362	(7.6)	(38.7)
Other time deposits	7,959	8,638	12,558	(7.9)	(36.6)
Deposits in foreign office	398	421	502	(5.5)	(20.7)
Noninterest-bearing deposits	11,855	11,804	10,557	.4%	12.3

Total deposits	$48,108	$48,124	$51,444	—	(6.5)%

Home equity loans
Average balance	$9,454	$9,582	$9,967
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	53	53

Other data
Branches	1,040	1,033	1,014
Automated teller machines	1,547	1,531	1,501

Key Community Bank Summary of Operations
     Key Community Bank recorded net income attributable to Key of $81 million for the first quarter of 2011, compared to net income attributable to Key of $13 million for the year-ago quarter. A substantial decrease in the provision for loan and lease losses drove the improvement in the first quarter of 2011.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

     Taxable-equivalent net interest income declined by $34 million, or 8%, from the first quarter of 2010, due to declines in average earning assets and average deposits. Average earning assets decreased by $1 billion, or 5%, from the year-ago quarter, reflecting reductions in the commercial loan and home equity loan portfolios. Average deposits declined by $3 billion, or 6%, as higher-costing certificates of deposit mature, partially offset by growth in noninterest-bearing deposits and NOW and money market deposit accounts.
     Noninterest income increased by $5 million, or 3%, from the year-ago quarter, due to higher income from net gains from loan sales, electronic banking fees, trust and investment services, and a reduction in the provision for credit losses from client derivatives. These factors were partially offset by lower service charges on deposits from the implementation of Regulation E.
     The provision for loan and lease losses declined by $131 million, or 92%, compared to the first quarter of 2010 due to improving economic conditions resulting in lower net charge-offs and nonperforming loans from the same period one year ago.
     Noninterest expense declined by $6 million, or 1%, from the year-ago quarter. The decrease was driven by reductions in FDIC deposit insurance premiums and corporate allocated costs. These improvements were partially offset by increases in personnel expense and business services and professional fees, reflecting the cost of our third-party mortgage operations.
Key Corporate Bank

				Percent change 1Q11 vs.
dollars in millions	1Q11	4Q10	1Q10	4Q10	1Q10

Summary of operations
Net interest income (TE)	$185	$204	$195	(9.3)%	(5.1)%
Noninterest income	218	230	177	(5.2)	23.2

Total revenue (TE)	403	434	372	(7.1)	8.3
Provision (credit) for loan and lease losses	(21)	(263)	161	N/M	(113.0)
Noninterest expense	228	240	272	(5.0)	(16.2)%

Income (loss) before income taxes (TE)	196	457	(61)	(57.1)	N/M
Allocated income taxes and TE adjustments	72	168	(24)	(57.1)	N/M

Net income (loss)	124	289	(37)	(57.1)	N/M
Less: Net income (loss) attributable to noncontrolling interests	(1)	—	(1)	N/M	—

Net income (loss) attributable to Key	$125	$289	$(36)	(56.7)%	N/M

Average balances
Loans and leases	$17,677	$18,602	$22,440	(5.0)%	(21.2)%
Loans held for sale	275	253	240	8.7	14.6
Total assets	21,747	22,607	26,270	(3.8)	(17.2)
Deposits	11,282	12,766	12,220	(11.6)	(7.7)

Assets under management at period end	$41,461	$41,027	$47,938	1.1%	(13.5)%

TE = Taxable Equivalent, N/M = Not Meaningful
Key Corporate Bank Summary of Operations
     Key Corporate Bank recorded net income attributable to Key of $125 million for the first quarter of 2011, compared to a net loss attributable to Key of $36 million for the same period one year ago. This improvement in the first quarter of 2011 was a result of a substantial decrease in the provision for loan and lease losses.
     Taxable-equivalent net interest income decreased by $10 million, or 5%, compared to the first quarter of 2010, primarily due to lower earning assets and deposits. Average earning assets decreased by $5 billion, or 21% from the year-ago quarter. Average deposits declined by $938 million, or 8%, from one year ago. During the first quarter of 2011, approximately $1.5 billion of escrow deposits associated with Key’s mortgage servicing operations were moved to

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

another financial institution as a result of the previously reported ratings downgrade of KeyBank National Association by Moody’s in November 2010.
     Noninterest income increased by $41 million, or 23%, from the first quarter of 2010. Investment banking and capital markets income increased $39 million. The first quarter of 2010 included a $21 million provision for losses on customer derivatives compared to a credit of $9 million in the first quarter of 2011. This improvement was partially offset by lower levels of fixed income and equity trading income. Investment banking income increased primarily due to increased levels of debt and equity financings. Also contributing to the improvement in noninterest income was a $16 million increase in letter of credit and loan fees related to an increase in syndication fees. These gains were partially offset by decreases in trust and investment services income of $7 million and operating lease revenue of $5 million.
     The provision for loan and lease losses in the first quarter of 2011 was a credit of $21 million compared to a charge of $161 million for the same period one year ago. Key Corporate Bank continued to experience improved asset quality for the sixth quarter in a row.
     Noninterest expense decreased by $44 million, or 16%, from the first quarter of 2010 due in part to a $24 million decline in OREO expense. Also contributing to the improvement was a $34 million decrease in various miscellaneous expenses and a $5 million decline in corporate overhead. These improvements were partially offset by an increase in personnel expense.
Other Segments
     Other Segments consist of Corporate Treasury, Key’s Principal Investing unit and various exit portfolios. Other Segments generated net income attributable to Key of $58 million for the first quarter of 2011, compared to a net loss attributable to Key of $49 million for the same period last year. These results are primarily attributable to a decrease in the provision for loan and lease losses and noninterest expense.
Line of Business Descriptions
Key Community Bank
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
Key Corporate Bank
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Key Community Bank and Key Corporate Bank groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities and community banks. A variety of cash management services are provided through the Global Treasury Management unit.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Institutional and Capital Markets, through its Victory Capital Management unit, also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
     Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $90 billion at March 31, 2011. Key companies provide investment management, retail and commercial banking, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. In 2010, KeyBank scored significantly higher than its four largest competitor banks in a customer satisfaction survey conducted by the American Customer Satisfaction Index, scoring significantly better than bank industry scores across multiple dimensions, most notably Customer Loyalty. Key also has been recognized for excellence in numerous areas of the multi-channel customer banking experience, including Corporate Insight’s 2010 edition of Bank Monitor for online service. For more information about Key, visit https://www.key.com/.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Monday, April 18, 2011. An audio replay of the call will be available through April 25, 2011.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at https://www.key.com/newsroom.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission and is available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.
*****

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	3-31-11	12-31-10	3-31-10
Summary of operations
Net interest income (TE)	$604	$635	$632
Noninterest income	457	526	450

Total revenue (TE)	1,061	1,161	1,082
Provision (credit) for loan and lease losses	(40)	(97)	413
Noninterest expense	701	744	785
Income (loss) from continuing operations attributable to Key	274	333	(57)
Income (loss) from discontinued operations, net of taxes (b)	(11)	(13)	2
Net income (loss) attributable to Key	263	320	(55)

Income (loss) from continuing operations attributable to Key common shareholders	$184	$292	$(98)
Income (loss) from discontinued operations, net of taxes (b)	(11)	(13)	2
Net income (loss) attributable to Key common shareholders	173	279	(96)

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.33	$(.11)
Income (loss) from discontinued operations, net of taxes (b)	(.01)	(.02)	—
Net income (loss) attributable to Key common shareholders	.20	.32	(.11)

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	.21	.33	(.11)
Income (loss) from discontinued operations, net of taxes — assuming dilution (b)	(.01)	(.02)	—
Net income (loss) attributable to Key common shareholders — assuming dilution	.19	.32	(.11)

Cash dividends paid	.01	.01	.01
Book value at period end	9.58	9.52	9.01
Tangible book value at period end	8.59	8.45	7.91
Market price at period end	8.88	8.85	7.75

Performance ratios
From continuing operations:
Return on average total assets	1.32%	1.53%	(.26)%
Return on average common equity	8.75	13.71	(4.95)
Net interest margin (TE)	3.25	3.31	3.19

From consolidated operations:
Return on average total assets	1.18%	1.36%	(.23)%
Return on average common equity	8.23	13.10	(4.85)
Net interest margin (TE)	3.16	3.22	3.13
Loan to deposit (d)	90.76	90.30	93.23

Capital ratios at period end
Key shareholders’ equity to assets	10.42%	12.10%	11.17%
Tangible Key shareholders’ equity to tangible assets	9.48	11.20	10.26
Tangible common equity to tangible assets (a)	9.16	8.19	7.37
Tier 1 common equity (a), (c)	10.70	9.34	7.51
Tier 1 risk-based capital (c)	13.44	15.16	12.92
Total risk-based capital (c)	17.35	19.12	17.07
Leverage (c)	11.47	13.02	11.60

Asset quality — from continuing operations
Net loan charge-offs	$193	$256	$522
Net loan charge-offs to average loans	1.59%	2.00%	3.67%
Allowance for loan and lease losses	$1,372	$1,604	$2,425
Allowance for credit losses	1,441	1,677	2,544
Allowance for loan and lease losses to period-end loans	2.83%	3.20%	4.34%
Allowance for credit losses to period-end loans	2.97	3.35	4.55
Allowance for loan and lease losses to nonperforming loans	155.03	150.19	117.43
Allowance for credit losses to nonperforming loans	162.82	157.02	123.20
Nonperforming loans at period end	$885	$1,068	$2,065
Nonperforming assets at period end	1,089	1,338	2,428
Nonperforming loans to period-end portfolio loans	1.82%	2.13%	3.69%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	2.23	2.66	4.31

Trust and brokerage assets
Assets under management	$61,518	$59,815	$66,186
Nonmanaged and brokerage assets	29,024	28,069	27,809

Other data
Average full-time equivalent employees	15,301	15,424	15,772
Branches	1,040	1,033	1,014
Taxable-equivalent adjustment	$7	$6	$7

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	In September 2009, management made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association. In April 2009, management made the decision to curtail the operations of Austin Capital Management, Ltd., an investment subsidiary that specializes in managing hedge fund investments for its institutional customer base. As a result of these decisions, Key has accounted for these businesses as discontinued operations.

(c)	3-31-11 ratio is estimated.

(d)	Represents period-end consolidated total loans and loans held for sale (excluding education loans in the securitization trusts) divided by period-end consolidated total deposits (excluding deposits in foreign office).
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
The table below presents the computations of certain financial measures related to “tangible common equity,” “Tier 1 common equity” and “pre-provision net revenue.” The tangible common equity ratio has become a focus of some investors, and management believes that this ratio may assist investors in analyzing Key’s capital position absent the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and composition of capital, the calculation of which is prescribed in federal banking regulations. As a result of the Supervisory Capital Assessment Program, the Federal Reserve has focused its assessment of capital adequacy on a component of Tier 1 capital, known as Tier 1 common equity. Because the Federal Reserve has long indicated that voting common shareholders’ equity (essentially Tier 1 capital less preferred stock, qualifying capital securities and noncontrolling interests in subsidiaries) generally should be the dominant element in Tier 1 capital, such a focus is consistent with existing capital adequacy guidelines and does not imply a new or ongoing capital standard. Because Tier 1 common equity is neither formally defined by GAAP nor prescribed in amount by federal banking regulations, this measure is considered to be a non-GAAP financial measure. Since analysts and banking regulators may assess Key’s capital adequacy using tangible common equity and Tier 1 common equity, management believes it is useful to provide investors the ability to assess Key’s capital adequacy on these same bases. The table also reconciles the GAAP performance measures to the corresponding non-GAAP measures.
The table also shows the computation for pre-provision net revenue, which is not formally defined by GAAP. Management believes that eliminating the effects of provision for loan and lease losses facilitates the analysis of results by presenting them on a more comparable basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Key has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components, and to ensure that Key’s performance is properly reflected to facilitate period-to-period comparisons. Although these non-GAAP financial measures are frequently used by investors in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	3-31-11	12-31-10	3-31-10
Tangible common equity to tangible assets at period end
Key shareholders’ equity (GAAP)	$9,425	$11,117	$10,641
Less: Intangible assets	937	938	963
Preferred Stock, Series B	—	2,446	2,434
Preferred Stock, Series A	291	291	291

Tangible common equity (non-GAAP)	$8,197	$7,442	$6,953

Total assets (GAAP)	$90,438	$91,843	$95,303
Less: Intangible assets	937	938	963

Tangible assets (non-GAAP)	$89,501	$90,905	$94,340

Tangible common equity to tangible assets ratio (non-GAAP)	9.16%	8.19%	7.37%

Tier 1 common equity at period end
Key shareholders’ equity (GAAP)	$9,425	$11,117	$10,641
Qualifying capital securities	1,791	1,791	1,791
Less: Goodwill	917	917	917
Accumulated other comprehensive income (loss) (a)	(92)	(66)	(25)
Other assets (b)	191	248	765

Total Tier 1 capital (regulatory)	10,200	11,809	10,775
Less: Qualifying capital securities	1,791	1,791	1,791
Preferred Stock, Series B	—	2,446	2,434
Preferred Stock, Series A	291	291	291

Total Tier 1 common equity (non-GAAP)	$8,118	$7,281	$6,259

Net risk-weighted assets (regulatory) (b), (c)	$75,878	$77,921	$83,362

Tier 1 common equity ratio (non-GAAP) (c)	10.70%	9.34%	7.51%

Pre-provision net revenue
Net interest income (GAAP)	$597	$629	$625
Plus: Taxable-equivalent adjustment	7	6	7
Noninterest income	457	526	450
Less: Noninterest expense	701	744	785

Pre-provision net revenue from continuing operations (non-GAAP)	$360	$417	$297

(a)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

(b)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed deferred tax assets of $102 million at March 31, 2011, $158 million at December 31, 2010 and $651 million at March 31, 2010, disallowed intangible assets (excluding goodwill) and deductible portions of nonfinancial equity investments.

(c)	3-31-11 amount is estimated.
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Consolidated Balance Sheets
(dollars in millions)

	3-31-11	12-31-10	3-31-10
Assets
Loans	$48,552	$50,107	$55,913
Loans held for sale	426	467	556
Securities available for sale	19,448	21,933	16,553
Held-to-maturity securities	19	17	22
Trading account assets	1,041	985	1,034
Short-term investments	3,705	1,344	4,345
Other investments	1,402	1,358	1,525

Total earning assets	74,593	76,211	79,948
Allowance for loan and lease losses	(1,372)	(1,604)	(2,425)
Cash and due from banks	540	278	619
Premises and equipment	906	908	872
Operating lease assets	491	509	652
Goodwill	917	917	917
Other intangible assets	20	21	46
Corporate-owned life insurance	3,187	3,167	3,087
Derivative assets	1,005	1,006	1,063
Accrued income and other assets	3,758	3,876	4,150
Discontinued assets	6,393	6,554	6,374

Total assets	$90,438	$91,843	$95,303

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$26,177	$27,066	$25,068
Savings deposits	1,964	1,879	1,873
Certificates of deposit ($100,000 or more)	5,314	5,862	10,188
Other time deposits	7,597	8,245	12,010

Total interest-bearing deposits	41,052	43,052	49,139
Noninterest-bearing deposits	16,495	16,653	15,364
Deposits in foreign office — interest-bearing	3,263	905	646

Total deposits	60,810	60,610	65,149
Federal funds purchased and securities sold under repurchase agreements	2,232	2,045	1,927
Bank notes and other short-term borrowings	685	1,151	446
Derivative liabilities	1,106	1,142	1,103
Accrued expense and other liabilities	1,931	1,931	2,089
Long-term debt	11,048	10,592	11,177
Discontinued liabilities	2,929	2,998	2,490

Total liabilities	80,741	80,469	84,381

Equity
Preferred stock, Series A	291	291	291
Preferred stock, Series B	—	2,446	2,434
Common shares	1,017	946	946
Common stock warrant	87	87	87
Capital surplus	4,167	3,711	3,724
Retained earnings	5,721	5,557	5,098
Treasury stock, at cost	(1,823)	(1,904)	(1,958)
Accumulated other comprehensive income (loss)	(35)	(17)	19

Key shareholders’ equity	9,425	11,117	10,641
Noncontrolling interests	272	257	281

Total equity	9,697	11,374	10,922

Total liabilities and equity	$90,438	$91,843	$95,303

Common shares outstanding (000)	953,926	880,608	879,052

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended
	3-31-11	12-31-10	3-31-10
Interest income
Loans	$570	$617	$710
Loans held for sale	4	4	4
Securities available for sale	166	170	150
Held-to-maturity securities	—	—	1
Trading account assets	7	8	11
Short-term investments	1	1	2
Other investments	12	11	14

Total interest income	760	811	892

Interest expense
Deposits	110	124	212
Federal funds purchased and securities sold under repurchase agreements	1	2	1
Bank notes and other short-term borrowings	3	3	3
Long-term debt	49	53	51

Total interest expense	163	182	267

Net interest income	597	629	625
Provision (credit) for loan and lease losses	(40)	(97)	413

Net interest income (expense) after provision for loan and lease losses	637	726	212

Noninterest income
Trust and investment services income	110	108	114
Service charges on deposit accounts	68	70	76
Operating lease income	35	42	47
Letter of credit and loan fees	55	51	40
Corporate-owned life insurance income	27	42	28
Net securities gains (losses) (a)	(1)	12	3
Electronic banking fees	30	31	27
Gains on leased equipment	4	6	8
Insurance income	15	12	18
Net gains (losses) from loan sales	19	29	4
Net gains (losses) from principal investing	35	(6)	37
Investment banking and capital markets income (loss)	43	63	9
Other income	17	66	39

Total noninterest income	457	526	450

Noninterest expense
Personnel	371	365	362
Net occupancy	65	70	66
Operating lease expense	28	28	39
Computer processing	42	45	47
Business services and professional fees	38	56	38
FDIC assessment	29	27	37
OREO expense, net	10	10	32
Equipment	26	26	24
Marketing	10	22	13
Provision (credit) for losses on lending-related commitments	(4)	(26)	(2)
Other expense	86	121	129

Total noninterest expense	701	744	785

Income (loss) from continuing operations before income taxes	393	508	(123)
Income taxes	111	172	(82)

Income (loss) from continuing operations	282	336	(41)
Income (loss) from discontinued operations, net of taxes	(11)	(13)	2

Net income (loss)	271	323	(39)
Less: Net income (loss) attributable to noncontrolling interests	8	3	16

Net income (loss) attributable to Key	$263	$320	$(55)

Income (loss) from continuing operations attributable to Key common shareholders	$184	$292	$(98)
Net income (loss) attributable to Key common shareholders	173	279	(96)

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.33	$(.11)
Income (loss) from discontinued operations, net of taxes	(.01)	(.02)	—
Net income (loss) attributable to Key common shareholders	.20	.32	(.11)

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.21	$.33	$(.11)
Income (loss) from discontinued operations, net of taxes	(.01)	(.02)	—
Net income (loss) attributable to Key common shareholders	.19	.32	(.11)

Cash dividends declared per common share	$.01	$.01	$.01

Weighted-average common shares outstanding (000)	881,894	875,501	874,386
Weighted-average common shares and potential
common shares outstanding (000) (b)	887,836	900,263	874,386

(a)	For the three months ended March 31, 2011, December 31, 2010, and March 31, 2010, Key did not have any impairment losses related to securities.

(b)	Assumes conversion of stock options and/or Preferred Series A shares, as applicable.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
(dollars in millions)

	First Quarter 2011			Fourth Quarter 2010			First Quarter 2010
	Average			Average			Average
	Balance	Interest (a)	Yield/Rate (a)	Balance	Interest (a)	Yield/Rate (a)	Balance	Interest (a)	Yield/Rate (a)
Assets
Loans: (b), (c)
Commercial, financial and agricultural	$16,311	$174	4.33%	$16,562	$189	4.51%	$18,796	$222	4.78%
Real estate — commercial mortgage	9,238	104	4.58	9,514	117	4.89	10,430	128	4.98
Real estate — construction	2,031	20	3.99	2,531	26	4.15	4,537	45	4.07
Commercial lease financing	6,335	80	5.03	6,484	82	5.08	7,195	93	5.19

Total commercial loans	33,915	378	4.51	35,091	414	4.69	40,958	488	4.82
Real estate — residential mortgage	1,810	24	5.32	1,837	25	5.43	1,803	26	5.65
Home equity:
Key Community Bank	9,453	97	4.14	9,583	101	4.16	9,967	105	4.26
Other	647	12	7.60	686	13	7.58	816	15	7.57

Total home equity loans	10,100	109	4.36	10,269	114	4.39	10,783	120	4.51
Consumer other — Key Community Bank	1,157	28	9.89	1,170	30	10.38	1,162	36	12.63
Consumer other:
Marine	2,174	34	6.26	2,295	36	6.30	2,713	42	6.15
Other	156	3	7.91	167	3	7.98	209	4	7.76

Total consumer other	2,330	37	6.37	2,462	39	6.41	2,922	46	6.27

Total consumer loans	15,397	198	5.20	15,738	208	5.27	16,670	228	5.51

Total loans	49,312	576	4.72	50,829	622	4.87	57,628	716	5.02
Loans held for sale	390	4	3.52	403	4	3.16	390	4	4.43
Securities available for sale (b), (e)	21,159	166	3.18	21,257	171	3.27	16,312	151	3.73
Held-to-maturity securities (b)	19	1	11.54	17	—	11.92	23	1	8.20
Trading account assets	1,018	7	2.75	967	8	3.22	1,186	11	3.86
Short-term investments	1,963	1	.24	2,521	1	.22	2,806	2	.28
Other investments (e)	1,360	12	3.33	1,400	11	2.86	1,498	14	3.32

Total earning assets	75,221	767	4.12	77,394	817	4.22	79,843	899	4.54
Allowance for loan and lease losses	(1,494)			(1,789)			(2,603)
Accrued income and other assets	10,568			11,025			11,454
Discontinued assets — education lending business	6,479			6,674			6,884

Total assets	$90,774			$93,304			$95,578

Liabilities
NOW and money market deposit accounts	$27,004	19	.29	$27,047	21	.30	$24,722	23	.37
Savings deposits	1,907	—	.06	1,873	—	.06	1,828	—	.06
Certificates of deposit ($100,000 or more) (f)	5,628	43	3.05	6,341	49	3.05	10,538	88	3.39
Other time deposits	7,982	47	2.39	8,664	53	2.43	12,611	100	3.23
Deposits in foreign office	1,040	1	.31	1,228	1	.32	693	1	.30

Total interest-bearing deposits	43,561	110	1.02	45,153	124	1.09	50,392	212	1.71
Federal funds purchased and securities sold under repurchase agreements	2,375	1	.27	2,236	2	.31	1,790	1	.32
Bank notes and other short-term borrowings	738	3	1.71	480	3	2.77	490	3	2.41
Long-term debt (f)	6,792	49	3.09	7,525	53	3.02	7,001	51	3.16

Total interest-bearing liabilities	53,466	163	1.24	55,394	182	1.31	59,673	267	1.83

Noninterest-bearing deposits	16,479			16,841			14,941
Accrued expense and other liabilities	2,878			2,965			3,064
Discontinued liabilities — education lending business (d)	6,479			6,674			6,884

Total liabilities	79,302			81,874			84,562

Equity
Key shareholders’ equity	11,214			11,183			10,747
Noncontrolling interests	258			247			269

Total equity	11,472			11,430			11,016

Total liabilities and equity	$90,774			$93,304			$95,578

Interest rate spread (TE)			2.88%			2.91%			2.71%

Net interest income (TE) and net interest margin (TE)		604	3.25%		635	3.31%		632	3.19%

TE adjustment (b)		7			6			7

Net interest income, GAAP basis		$597			$629			$625

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (d) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.
TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Noninterest Income
(in millions)

	Three months ended
	3-31-11	12-31-10	3-31-10
Trust and investment services income (a)	$110	$108	$114
Service charges on deposit accounts	68	70	76
Operating lease income	35	42	47
Letter of credit and loan fees	55	51	40
Corporate-owned life insurance income	27	42	28
Net securities gains (losses)	(1)	12	3
Electronic banking fees	30	31	27
Gains on leased equipment	4	6	8
Insurance income	15	12	18
Net gains (losses) from loan sales	19	29	4
Net gains (losses) from principal investing	35	(6)	37
Investment banking and capital markets income (loss) (a)	43	63	9
Other income	17	66	39

Total noninterest income	$457	$526	$450

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended
	3-31-11	12-31-10	3-31-10
Brokerage commissions and fee income	$32	$32	$33
Personal asset management and custody fees	38	38	37
Institutional asset management and custody fees	40	38	44

Total trust and investment services income	$110	$108	$114

Investment Banking and Capital Markets Income (Loss)
(in millions)

	Three months ended
	3-31-11	12-31-10	3-31-10
Investment banking income	$26	$33	$16
Income (loss) from other investments	2	—	1
Dealer trading and derivatives income (loss)	4	18	(16)
Foreign exchange income	11	12	8

Total investment banking and capital markets income (loss)	$43	$63	$9

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Noninterest Expense
(dollars in millions)

	Three months ended
	3-31-11	12-31-10	3-31-10
Personnel (a)	$371	$365	$362
Net occupancy	65	70	66
Operating lease expense	28	28	39
Computer processing	42	45	47
Business services and professional fees	38	56	38
FDIC assessment	29	27	37
OREO expense, net	10	10	32
Equipment	26	26	24
Marketing	10	22	13
Provision (credit) for losses on lending-related commitments	(4)	(26)	(2)
Other expense	86	121	129

Total noninterest expense	$701	$744	$785

Average full-time equivalent employees (b)	15,301	15,424	15,772

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended
	3-31-11	12-31-10	3-31-10
Salaries	$224	$232	$222
Incentive compensation	73	85	47
Employee benefits	62	34	74
Stock-based compensation	5	11	14
Severance	7	3	5

Total personnel expense	$371	$365	$362

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Loan Composition
(dollars in millions)

				Percent change 3-31-11 vs.
	3-31-11	12-31-10	3-31-10	12-31-10	3-31-10
Commercial, financial and agricultural	$16,440	$16,441	$18,015	—	(8.7)%
Commercial real estate:
Commercial mortgage	8,806	9,502	10,467	(7.3)%	(15.9)
Construction	1,845	2,106	3,990	(12.4)	(53.8)

Total commercial real estate loans	10,651	11,608	14,457	(8.2)	(26.3)
Commercial lease financing	6,207	6,471	6,964	(4.1)	(10.9)

Total commercial loans	33,298	34,520	39,436	(3.5)	(15.6)
Real estate — residential mortgage	1,803	1,844	1,812	(2.2)	(.5)
Home equity:
Key Community Bank	9,421	9,514	9,892	(1.0)	(4.8)
Other	627	666	795	(5.9)	(21.1)

Total home equity loans	10,048	10,180	10,687	(1.3)	(6.0)
Consumer other — Key Community Bank	1,141	1,167	1,141	(2.2)	—
Consumer other:
Marine	2,112	2,234	2,636	(5.5)	(19.9)
Other	150	162	201	(7.4)	(25.4)

Total consumer — indirect loans	2,262	2,396	2,837	(5.6)	(20.3)

Total consumer loans	15,254	15,587	16,477	(2.1)	(7.4)

Total loans (a)	$48,552	$50,107	$55,913	(3.1)%	(13.2)%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 3-31-11 vs.
	3-31-11	12-31-10	3-31-10	12-31-10	3-31-10
Commercial, financial and agricultural	$19	$196	$25	(90.3)%	(24.0)%
Real estate — commercial mortgage	287	118	265	143.2	8.3
Real estate — construction	61	35	147	74.3	(58.5)
Commercial lease financing	7	8	27	(12.5)	(74.1)
Real estate — residential mortgage	52	110	92	(52.7)	(43.5)

Total loans held for sale (b)	$426	$467	$556	(8.8)%	(23.4)%

Summary of Changes in Loans Held for Sale
(dollars in millions)

	1Q11	4Q10	3Q10	2Q10	1Q10
Balance at beginning of period	$467	$637	$699	$556	$443
New originations	980	1,053	684	812	509
Transfers from held to maturity, net	32	—	202	65	109
Loan sales	(991)	(1,174)	(835)	(712)	(488)
Loan payments	(62)	(49)	(49)	(16)	(6)
Transfers to OREO / valuation adjustments	—	—	(64)	(6)	(11)

Balance at end of period	$426	$467	$637	$699	$556

(a)	Excluded at March 31, 2011, December 31, 2010, and March 31, 2010, are loans in the amount of $6.3 billion, $6.5 billion, and $6 billion, respectively, related to the discontinued operations of the education lending business.

(b)	Excluded at March 31, 2011, December 31, 2010, and March 31, 2010, are loans held for sale in the amount of $14 million, $15 million, and $246 million, respectively, related to the discontinued operations of the education lending business.
N/M = Not Meaningful

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Summary of Loan and Lease Loss Experience from Continuing Operations
(dollars in millions)

	Three months ended
	3-31-11	12-31-10	3-31-10
Average loans outstanding	$49,312	$50,829	$57,628

Allowance for loan and lease losses at beginning of period	$1,604	$1,957	$2,534
Loans charged off:
Commercial, financial and agricultural	42	104	139

Real estate — commercial mortgage	46	73	109
Real estate — construction	35	49	157

Total commercial real estate loans	81	122	266
Commercial lease financing	17	20	25

Total commercial loans	140	246	430
Real estate — residential mortgage	10	11	7
Home equity:
Key Community Bank	25	28	31
Other	15	13	18

Total home equity loans	40	41	49
Consumer other — Key Community Bank	12	16	18
Consumer other:
Marine	27	25	48
Other	3	4	5

Total consumer other	30	29	53

Total consumer loans	92	97	127

Total loans charged off	232	343	557
Recoveries:
Commercial, financial and agricultural	10	24	13

Real estate — commercial mortgage	3	21	3
Real estate — construction	5	21	—

Total commercial real estate loans	8	42	3
Commercial lease financing	6	8	4

Total commercial loans	24	74	20
Real estate — residential mortgage	1	—	—
Home equity:
Key Community Bank	1	2	1
Other	1	—	1

Total home equity loans	2	2	2
Consumer other — Key Community Bank	2	2	2
Consumer other:
Marine	8	8	10
Other	2	1	1

Total consumer other	10	9	11

Total consumer loans	15	13	15

Total recoveries	39	87	35

Net loan charge-offs	(193)	(256)	(522)
Provision (credit) for loan and lease losses	(40)	(97)	413
Foreign currency translation adjustment	1	—	—

Allowance for loan and lease losses at end of period	$1,372	$1,604	$2,425

Liability for credit losses on lending-related commitments at beginning of period	$73	$99	$121
Provision (credit) for losses on lending-related commitments	(4)	(26)	(2)

Liability for credit losses on lending-related commitments at end of period (a)	$69	$73	$119

Total allowance for credit losses at end of period	$1,441	$1,677	$2,544

Net loan charge-offs to average loans	1.59%	2.00%	3.67%
Allowance for loan and lease losses to period-end loans	2.83	3.20	4.34
Allowance for credit losses to period-end loans	2.97	3.35	4.55
Allowance for loan and lease losses to nonperforming loans	155.03	150.19	117.43
Allowance for credit losses to nonperforming loans	162.82	157.02	123.20

Discontinued operations — education lending business:
Loans charged off	$38	$34	$37
Recoveries	3	2	1

Net loan charge-offs	$(35)	$(32)	$(36)

(a)	Included in “accrued expense and other liabilities” on the balance sheet.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
(dollars in millions)

	3-31-11	12-31-10	9-30-10	6-30-10	3-31-10
Commercial, financial and agricultural	$221	$242	$335	$489	$558

Real estate — commercial mortgage	245	255	362	404	579
Real estate — construction	146	241	333	473	607

Total commercial real estate loans	391	496	695	877	1,186
Commercial lease financing	42	64	84	83	99

Total commercial loans	654	802	1,114	1,449	1,843
Real estate — residential mortgage	84	98	90	77	72
Home equity:
Key Community Bank	99	102	106	112	111
Other	13	18	16	17	18

Total home equity loans	112	120	122	129	129
Consumer other — Key Community Bank	3	4	3	5	4
Consumer other:
Marine	31	42	41	41	16
Other	1	2	2	2	1

Total consumer other	32	44	43	43	17

Total consumer loans	231	266	258	254	222

Total nonperforming loans	885	1,068	1,372	1,703	2,065
Nonperforming loans held for sale	86	106	230	221	195
OREO	97	129	163	136	130
Other nonperforming assets	21	35	36	26	38

Total nonperforming assets	$1,089	$1,338	$1,801	$2,086	$2,428

Accruing loans past due 90 days or more	$153	$239	$152	$240	$434
Accruing loans past due 30 through 89 days	474	476	662	610	639
Restructured loans — accruing and nonaccruing (a)	242	297	360	343	323
Restructured loans included in nonperforming loans (a)	136	202	228	213	226
Nonperforming assets from discontinued operations —
education lending business	22	40	38	40	43
Nonperforming loans to period-end portfolio loans	1.82%	2.13%	2.67%	3.19%	3.69%
Nonperforming assets to period-end portfolio loans
plus OREO and other nonperforming assets	2.23	2.66	3.48	3.88	4.31

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Summary of Changes in Nonperforming Loans From Continuing Operations
(in millions)

	1Q11	4Q10	3Q10	2Q10	1Q10
Balance at beginning of period	$1,068	$1,372	$1,703	$2,065	$2,187
Loans placed on nonaccrual status	335	544	691	682	746
Charge-offs	(232)	(343)	(430)	(492)	(557)
Loans sold	(74)	(162)	(92)	(136)	(15)
Payments	(114)	(250)	(200)	(185)	(102)
Transfers to OREO	(12)	(14)	(39)	(66)	(20)
Transfers to nonperforming loans held for sale	(39)	(41)	(163)	(82)	(59)
Transfers to other nonperforming assets	(2)	(3)	(7)	(36)	(3)
Loans returned to accrual status	(45)	(35)	(91)	(47)	(112)

Balance at end of period	$885	$1,068	$1,372	$1,703	$2,065

Summary of Changes in Nonperforming Loans Held For Sale From Continuing Operations
(in millions)

	1Q11	4Q10	3Q10	2Q10	1Q10
Balance at beginning of period	$106	$230	$221	$195	$116
Transfers in	39	41	162	86	129
Net advances / (payments)	(20)	(26)	(35)	1	—
Loans sold	(38)	(139)	(50)	(53)	(38)
Transfers to OREO	—	—	(58)	(6)	(6)
Valuation adjustments	(1)	—	(6)	(2)	(6)
Loans returned to accrual status / other	—	—	(4)	—	—

Balance at end of period	$86	$106	$230	$221	$195

Summary of Changes in Other Real Estate Owned, Net of Allowance, From Continuing Operations
(in millions)

	1Q11	4Q10	3Q10	2Q10	1Q10
Balance at beginning of period	$129	$163	$136	$130	$168
Properties acquired — nonperforming loans	12	14	97	72	26
Valuation adjustments	(11)	(9)	(7)	(24)	(28)
Properties sold	(33)	(39)	(63)	(42)	(36)

Balance at end of period	$97	$129	$163	$136	$130

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Line of Business Results
(dollars in millions)
Key Community Bank

						Percent change 1Q11 vs.
	1Q11	4Q10	3Q10	2Q10	1Q10	4Q10	1Q10
Summary of operations
Total revenue (TE)	$565	$597	$596	$602	$594	(5.4)%	(4.9)%
Provision (credit) for loan and lease losses	11	74	75	121	142	(85.1)	(92.3)
Noninterest expense	445	456	458	452	451	(2.4)	(1.3)
Net income (loss) attributable to Key	81	58	53	31	13	39.7	523.1
Average loans and leases	26,312	26,436	26,772	27,217	27,769	(.5)	(5.2)
Average deposits	48,108	48,124	48,682	50,406	51,444	—	(6.5)
Net loan charge-offs	76	115	129	148	116	(33.9)	(34.5)
Net loan charge-offs to average loans	1.17%	1.73%	1.91%	2.18%	1.69%	N/A	N/A
Nonperforming assets at period end	$475	$497	$567	$561	$597	(4.4)	(20.4)
Return on average allocated equity	10.03%	6.79%	6.04%	3.49%	1.47%	N/A	N/A
Average full-time equivalent employees	8,378	8,291	8,303	8,241	8,182	1.0	2.4

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$448	$470	$478	$489	$485	(4.7)%	(7.6)%
Provision (credit) for loan and lease losses	17	77	105	57	115	(77.9)	(85.2)
Noninterest expense	400	412	415	409	406	(2.9)	(1.5)
Net income (loss) attributable to Key	32	4	(13)	27	(10)	700.0	N/M
Average loans and leases	17,597	17,810	18,072	18,404	18,753	(1.2)	(6.2)
Average deposits	42,189	42,371	43,327	45,219	46,182	(.4)	(8.6)
Net loan charge-offs	62	77	89	82	96	(19.5)	(35.4)
Net loan charge-offs to average loans	1.43%	1.72%	1.95%	1.79%	2.08%	N/A	N/A
Nonperforming assets at period end	$294	$326	$350	$339	$327	(9.8)	(10.1)
Return on average allocated equity	5.76%	.69%	(2.23)%	4.65%	(1.74)%	N/A	N/A
Average full-time equivalent employees	8,009	7,930	7,950	7,886	7,831	1.0	2.3

Commercial Banking
Total revenue (TE)	$117	$127	$118	$113	$109	(7.9)%	7.3%
Provision (credit) for loan and lease losses	(6)	(3)	(30)	64	27	N/M	(122.2)
Noninterest expense	45	44	43	43	45	2.3	—
Net income (loss) attributable to Key	49	54	66	4	23	(9.3)	113.0
Average loans and leases	8,715	8,626	8,700	8,813	9,016	1.0	(3.3)
Average deposits	5,919	5,753	5,355	5,187	5,262	2.9	12.5
Net loan charge-offs	14	38	40	66	20	(63.2)	(30.0)
Net loan charge-offs to average loans	.65%	1.75%	1.82%	3.00%	.90%	N/A	N/A
Nonperforming assets at period end	$181	$171	$217	$222	$270	5.8	(33.0)
Return on average allocated equity	19.41%	19.64%	22.51%	1.30%	7.43%	N/A	N/A
Average full-time equivalent employees	369	361	353	355	351	2.2	5.1

KeyCorp Reports First Quarter 2011 Profit
April 18, 2011

Line of Business Results (continued)
(dollars in millions)
Key Corporate Bank

						Percent change 1Q11 vs.
	1Q11	4Q10	3Q10	2Q10	1Q10	4Q10	1Q10
Summary of operations
Total revenue (TE)	$403	$434	$424	$406	$372	(7.1)%	8.3%
Provision (credit) for loan and lease losses	(21)	(263)	(25)	99	161	N/M	(113.0)
Noninterest expense	228	240	237	249	272	(5.0)	(16.2)
Net income (loss) attributable to Key	125	289	134	38	(36)	(56.7)	N/M
Average loans and leases	17,677	18,602	19,540	20,949	22,440	(5.0)	(21.2)
Average loans held for sale	275	253	380	381	240	8.7	14.6
Average deposits	11,282	12,766	11,565	12,391	12,220	(11.6)	(7.7)
Net loan charge-offs	75	61	122	173	251	23.0	(70.1)
Net loan charge-offs to average loans	1.72%	1.30%	2.48%	3.31%	4.54%	N/A	N/A
Nonperforming assets at period end	$427	$575	$886	$1,089	$1,285	(25.7)	(66.8)
Return on average allocated equity	19.65%	40.70%	17.56%	4.58%	(4.32)%	N/A	N/A
Average full-time equivalent employees	2,155	2,169	2,210	2,175	2,213	(.6)	(2.6)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$165	$177	$169	$173	$141	(6.8)%	17.0%
Provision (credit) for loan and lease losses	9	(211)	22	77	145	N/M	(93.8)
Noninterest expense	69	83	87	97	120	(16.9)	(42.5)
Net income (loss) attributable to Key	56	192	38	—	(77)	(70.8)	N/M
Average loans and leases	8,583	9,381	10,306	11,466	12,341	(8.5)	(30.5)
Average loans held for sale	140	199	202	194	115	(29.6)	21.7
Average deposits	8,611	10,409	9,146	9,728	9,639	(17.3)	(10.7)
Net loan charge-offs	65	57	103	142	207	14.0	(68.6)
Net loan charge-offs to average loans	3.07%	2.41%	3.97%	4.97%	6.80%	N/A	N/A
Nonperforming assets at period end	$334	$442	$719	$867	$1,067	(24.4)	(68.7)
Return on average allocated equity	15.22%	45.53%	8.18%	—	(15.39)%	N/A	N/A
Average full-time equivalent employees	882	889	895	901	921	(.8)	(4.2)

Equipment Finance
Total revenue (TE)	$63	$66	$63	$61	$61	(4.5)%	3.3%
Provision (credit) for loan and lease losses	(26)	(16)	(12)	10	4	N/M	(750.0)
Noninterest expense	51	51	53	49	45	—	13.3
Net income (loss) attributable to Key	24	19	14	1	8	26.3	200.0
Average loans and leases	4,621	4,656	4,515	4,478	4,574	(.8)	1.0
Average loans held for sale	4	—	2	16	1	N/M	300.0
Average deposits	6	2	5	5	6	200.0	—
Net loan charge-offs	10	7	25	18	18	42.9	(44.4)
Net loan charge-offs to average loans	.88%	.60%	2.20%	1.61%	1.60%	N/A	N/A
Nonperforming assets at period end	$44	$68	$86	$106	$111	(35.3)	(60.4)
Return on average allocated equity	31.30%	22.98%	17.14%	1.15%	8.86%	N/A	N/A
Average full-time equivalent employees	521	529	536	549	563	(1.5)	(7.5)

Institutional and Capital Markets
Total revenue (TE)	$175	$191	$192	$172	$170	(8.4)%	2.9%
Provision (credit) for loan and lease losses	(4)	(36)	(35)	12	12	N/M	(133.3)
Noninterest expense	108	106	97	103	107	1.9	.9
Net income (loss) attributable to Key	45	78	82	37	33	(42.3)	36.4
Average loans and leases	4,473	4,565	4,719	5,005	5,525	(2.0)	(19.0)
Average loans held for sale	131	54	176	171	124	142.6	5.6
Average deposits	2,665	2,355	2,414	2,658	2,575	13.2	3.5
Net loan charge-offs	—	(3)	(6)	13	26	N/M	(100.0)
Net loan charge-offs to average loans	—	(.26)%	(.50)%	1.04%	1.91%	N/A	N/A
Nonperforming assets at period end	$49	$65	$81	$116	$107	(24.6)	(54.2)
Return on average allocated equity	23.49%	37.92%	37.83%	15.46%	13.56%	N/A	N/A
Average full-time equivalent employees	752	751	779	725	729	.1	3.2

TE =	Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful